Exhibit 10.14

Wright Medical Group N.V.

and

Mr. David H. Mowry

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (this “Agreement”) is made effective as of October 1, 2015.

THE UNDERSIGNED:

(1)	WRIGHT MEDICAL GROUP N.V., a public limited company (naamloze vennootschap) incorporated under the laws of the Netherlands, with its registered office in Amsterdam and its principal place of business at Prins Bernhardplein 200, 1097JB, Amsterdam, the Netherlands (the “Parent Corporation”); and

(2)	MR. DAVID H. MOWRY, an individual resident of the United States of America (the “Executive”).

The parties to this Agreement are hereinafter collectively referred to as the “Parties”.

RECITALS:

(i)	The Executive is employed by Wright Medical Group, Inc., a Delaware corporation and indirect, wholly-owned subsidiary of the Parent Corporation (the “Company”), or a subsidiary of the Company, on an “at-will basis” under the laws of the State of Tennessee, United States of America.

(ii)	In order to formalize the separation arrangement for the Executive in the event of a separation of employment, the Company and the Executive have entered into a separation pay agreement (the “Separation Pay Agreement”).

(iii)	Effective as of the effective time of that certain merger of Trooper Merger Sub Inc. (“Merger Sub”) with and into Wright Medical Group, Inc. (“Wright”), pursuant to which Wright has merged with and into Merger Sub, with Wright surviving as an indirect, wholly-owned subsidiary of the Parent Corporation (the “Merger”), the Executive has been appointed by the general meeting of shareholders of the Parent Corporation as an Executive Director of the Board of Directors (the “Board”) of the Parent Corporation to serve until the next annual general meeting of shareholders of the Parent Corporation or until his earlier death, resignation or removal (the “Appointment”).

(iv)	This Agreement deals with certain Dutch law matters relating to the Executive’s role as Executive Director of the Board of the Parent Corporation.

(v)	For the avoidance of doubt, this Agreement shall not detract from the Separation Pay Agreement, which shall remain in full force and effect.

(vi)	The Parties have expressed their wish to enter into this Agreement, in which the Parties wish to arrange and confirm the conditions agreed between them on which the Executive shall perform his duties as Executive Officer of the Parent Corporation following the Appointment.

THE PARTIES THEREFORE AGREE AS FOLLOWS:

1.	INTERPRETATION

Unless otherwise specified, capitalised terms not defined in this Agreement shall have the meaning ascribed to them in the Separation Pay Agreement.

2.	DURATION AND TERMINATION OF THIS AGREEMENT

This Agreement shall be effective as of the effective time of the Merger and shall continue in effect until the Executive is no longer Executive Director of the Parent Corporation or until the Parties agree to terminate this Agreement in writing.

3.	POSITION

3.1.	The Executive will have the position of Executive Director of the Board of the Parent Corporation.

3.2.	The Executive shall perform his tasks in accordance with all applicable laws, this Agreement, the Parent Corporation’s articles of association, the Parent Corporation’s core values and any Board rules as introduced or amended from time to time, as well as general instructions of the general meeting of shareholders.

3.3.	The Executive will be fully committed to the Parent Corporation and its Affiliates and will use his best capacities solely for the benefit of the Parent Corporation and its Affiliates.

4.	CONSIDERATION FOR EXECUTIVE DIRECTOR SERVICES

For services rendered under this Agreement, the Parent Corporation shall pay a remuneration as determined by the Board in its reasonable discretion in consideration for the Executive’s service as an Executive Director of the Parent Corporation, which remuneration shall initially be USD $28,600 per year. This consideration may be paid initially by the Parent Corporation in Euros, but shall be converted immediately to US Dollars when paid to the Executive.

5.	TAXES AND SOCIAL SECURITY CONTRIBUTIONS

All payments made to the Executive pursuant to this Agreement shall be made after deduction of applicable withholdings for taxes and social security contributions (if any).

6.	ANCILLARY ACTIVITIES

During the term of this Agreement, the Executive shall not perform any activities for any party other than the Parent Corporation and its Affiliates, except to the extent that such activities are approved in writing by the Board beforehand.

7.	CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION AND INTELLECTUAL PROPERTY RIGHTS

The provisions of the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement attached to the Separation Pay Agreement as Exhibit A thereto shall apply mutatis mutandis to this Agreement.

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8.	INSURANCE AND INDEMNIFICATION

At all times during the Executive’s Appointment and thereafter, the Parent Corporation shall provide the Executive with indemnification and director and officer liability insurance insuring the Executive against events which occur or have occurred while the Executive was a director or executive officer of the Parent Corporation, on terms and conditions that are at least as favorable to the Executive as those then provided to any other current or former director or executive officer of the Parent Corporation or any of its Affiliates. In addition, the Parent Corporation acknowledges that it has previously entered into an Indemnification Agreement with the Executive. The provisions of the Indemnification Agreement shall apply mutatis mutandis to this Agreement.

9.	DATA PROTECTION

The Executive approves of the Parent Corporation processing his personal data in connection with this Agreement. This processing may include the sharing of such data with the Parent Corporation’s Affiliates.

10.	MISCELLANEOUS

10.1.	This Agreement constitutes an assignment agreement (overeenkomst van opdracht), as referred to in sections 7:400 et seq. Dutch Civil Code and does not constitute (and the Parties do not intend to conclude) an employment agreement (arbeidsovereenkomst).

10.2.	Amendments to this Agreement will only be valid if these amendments are agreed by the Parties in writing.

10.3.	If one or more clauses of this Agreement or parts thereof would be invalid or not binding, the other clauses (or parts thereof) of this Agreement shall continue to be effective. If necessary, the Parties will amend this Agreement so that the invalid or void clauses will be replaced with valid clauses which are as similar as possible to the current clauses. Such amended clauses will differ from the original clause to the least extent possible.

10.4.	This Agreement and the agreements and documents referred to in it constitute the entire agreement and supersede and replace all prior negotiations, agreements, arrangements or understandings (whether implied or expressed, orally or in writing) between the parties relating to its subject matter, all of which are hereby treated as terminated by mutual consent.

11.	GOVERNING LAW AND JURISDICTION

11.1.	This Agreement shall be governed by the laws of the Netherlands.

11.2.	The competent court in Amsterdam, the Netherlands shall have exclusive jurisdiction to settle any dispute in connection with this Agreement without prejudice to the right of appeal, including an appeal to the Supreme Court.

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THUS AGREED AND SIGNED ON THE DATE FIRST WRITTEN ABOVE,

WRIGHT MEDICAL GROUP N.V.	THE EXECUTIVE

/s/ Robert J. Palmisano	/s/ David H. Mowry
SIGNATURE:	SIGNATURE:

Name: Robert J. Palmisano	Name: David H. Mowry
Title: President and Chief Executive Officer

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